First National Lincoln Corporation Reports First-Quarter Earnings Per Share Up 3.3% Over 2006

DAMARISCOTTA, ME, April 23 – First National Lincoln Corporation (Nasdaq: FNLC), today announced unaudited results for the quarter ended March 31, 2007. Earnings per share on a fully diluted basis were $0.31, up $0.01 or 3.3% from the $0.30 reported for the quarter ended March 31, 2006. Net income for the quarter ended March 31, 2007, was $3,003,000, an increase of $25,000 or 0.8% from the $2,978,000 posted for the quarter ended March 31, 2006.

“The first quarter of 2007 continued to be a challenging period for the banking industry,” observed Daniel R. Daigneault, President and Chief Executive Officer of FNLC, “and challenging for the Company as well. As a result of interest rate policies set by the Federal Open Market Committee, we continue to be affected by an inverted yield curve – with short-term interest rates higher than medium- and long-term interest rates. At the same time, we continue to experience reduced demand for loans and increased competition from other banks in our market area, which has led to a lower rate of growth in earning assets than we have seen in many years.

“The current challenges faced by the banking industry were summed up very well in the March issue of the NASDAQ Regional Banking Monitor,” President Daigneault noted. “In it, Don Johnson and Jeff Kaplan said investors should ‘not expect much improvement from the flat earnings reported (by banks) during the fourth quarter of 2006. While the first quarter is generally weaker than the fourth quarter ... the anticipated weakness also reflects the challenges facing the industry. First quarter earnings growth is expected to be hurt by the deterioration of asset quality in the form of higher nonperforming assets, net charge-offs and loan loss provisions as well as a moderation of loan growth, (and) stiff competition on loan and deposit pricing.’ ”

“FNLC’s first-quarter results were better than those Kaplan and Johnson predicted for the banking industry,” President Daigneault noted. “Not only were first quarter net income and earnings per share higher than the first quarter of 2006, they were also above those posted for the previous quarter, with net income up $33,000 or 1.1% and earnings per share up $0.01 or 3.3%.

“FNLC’s asset quality remains strong,” President Daigneault continued, “with first quarter net chargeoffs of $169,000 significantly lower than the $243,000 average quarterly net chargeoffs during the past two years. Past-due and problem loans remain low and improved, with non-performing loans to total loans at 0.26% as of March 31, 2007, compared to 0.51% a year ago.

Also, an important note on sub-prime loans: I am happy to report that First National Lincoln Corporation does not have any sub-prime loans, and has never engaged in that type of lending.

“Our level of asset growth in the first quarter was in line with expectations for the banking industry, with total assets increasing $3.8 million or 0.3% in the first quarter to $1.11 billion,” President Daigneault said. “Total loans were up $8.0 million or 1.0% during the first quarter to $846.2 million, while the investment portfolio decreased by $2.2 million or 1.2% to $178.4 million. Our funding mix changed during the quarter, with deposits growing $19.5 million or 2.4% to $824.8 million and borrowed funds declining $17.4 million or 9.6% to $162.5 million. Total equity increased 1.4% or $1.5 million during the quarter to $108.8 million.

“Net interest income declined $183,000 or 2.4% during the first quarter of 2007 compared to the first quarter of 2006,” President Daigneault observed. “The major reason for this is our net interest margin, which has narrowed to 3.16% for the first quarter of 2007 compared to 3.46% for the first quarter of 2006. One bright spot, however, is that our net interest margin improved in the first quarter from the 3.11% posted for the fourth quarter of 2006. This is consistent with Johnson and Kaplan’s view that “net interest margins have faced significant pressures ... the inverted yield curve suggests that net interest margins for banks will be pressured by the tighter spreads and the negative shift in funding mix.’

“Given the decline we have seen in net interest income, the Company has been very effective in reducing operating expenses,” noted F. Stephen Ward, FNLC’s Chief Financial Officer. “Non-interest expense declined by $184,000 or 3.4% in the first quarter of 2007 compared to the same period in 2006, the result of minimal increases in employee costs and lower other operating expense. This translated into an improved efficiency ratio in the first quarter – 51.16% compared to 52.60% for the same period in 2006. We have been very aggressive in reducing operating costs since the FNB Bankshares acquisition and have lowered our efficiency ratio by nearly 5.00% from the pro-forma 56.09% posted for the first quarter of 2005 when the acquisition took place. During this two-year period, we have reduced quarterly operating expenses by $350,000 or 6.26% while quarterly revenues have increased $276,000 or 2.77%.

“This improvement in our efficiency ratio is a significant achievement,” Mr. Ward went on, “and is reflective of our employees’ focus to reduce costs. Our efficiency ratio also remains very good when compared to our peer group, with an average of 56.21% as of December 31, 2006. We also continue to exceed our peers in return on tangible equity, which at 15.12% for the first quarter of 2007 remains above the 15.00% threshold for high-performance banks.

“Kaplan and Johnson also commented on dividends and stock buybacks,” Mr. Ward observed, “noting that ‘analysts are expecting ... increased share repurchases and higher quarterly dividends ... the average bank stock is currently yielding 3.4% compared to just 1.8% for the S&P 500.’ FNLC did both of these in the first quarter. Under a program announced in July of 2006, the Company has already repurchased 133,704 shares out of the 250,000 that were authorized. With the March dividend declaration, the Company has raised its regular cash dividend for 14 consecutive years and for 46 consecutive quarters, and based on the March 31, 2007 closing price of $15.92 per share, our stock has a dividend yield of 4.15%.”

“Our one disappointment remains our stock price,” President Daigneault commented, “and in this regard we are once again not alone. Kaplan and Johnson noted that ‘Bank stocks were at the forefront of the market malaise in the first quarter and the negative sentiment was evident by the price performance of the S&P Financials.’ We also follow the KBW Regional Bank Index in gauging the performance of our shares, and as of April 19, 2007, this index was down 4.69% year-to-date while FNLC’s price per share was down only 3.71% year-to-date.

“Given the current economic conditions and weak loan demand in our market area, in my opinion our first-quarter performance was very respectable,” President Daigneault concluded. “Despite a declining net interest margin, we had a number of positives – including a high return on tangible equity, a greatly improved efficiency ratio, and an increased dividend with a very attractive yield. When all of these factors are combined, I continue to view First National Lincoln Corporation as a good investment opportunity, especially for the those interested in Maine-based companies or high-performing community banks.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
In thousands of dollars	2007	2006	2006
Assets
Cash and due from banks	$21,103	$24,188	$21,052
Overnight funds sold	-	-	-
Securities available for sale	43,924	44,815	54,369
Securities to be held to maturity (fair value $133,474 at March 31, 2007, $134,649 at December 31, 2006, and $131,610 at March 31, 2006)	134,466	135,734	133,561
Loans held for sale (fair value approximates cost)	584	460	-
Loans	846,190	838,145	791,315
Less: allowance for loan losses	6,495	6,364	6,131
Net loans	839,695	831,781	785,184
Accrued interest receivable	7,202	6,140	6,096
Premises and equipment	15,670	15,845	16,516
Other real estate owned	1,144	1,144	498
Goodwill	27,684	27,684	27,684
Other assets	17,149	17,078	15,413
Total Assets	$1,108,621	$1,104,869	$1,060,373
Liabilities
Demand deposits	$53,128	$62,157	$58,526
NOW deposits	96,685	99,612	100,432
Money market deposits	140,465	137,163	118,670
Savings deposits	93,472	98,131	103,267
Certificates of deposit	182,890	164,770	154,068
Certificates $100,000 and over	258,121	243,402	215,751
Total deposits	824,761	805,235	750,714
Borrowed funds	162,512	179,862	194,172
Other liabilities	12,552	12,445	10,908
Total Liabilities	999,825	997,542	955,794
Shareholders' Equity
Common stock	98	98	100
Additional paid-in capital	45,678	45,587	47,430
Retained earnings	62,700	61,298	56,505
Net unrealized gains on securities available-for-sale	672	696	544
Net unrealized loss on postretirement benefit costs	(352)	(352)	-
Total Shareholders' Equity	108,796	107,327	104,579
Total Liabilities & Shareholders' Equity	$1,108,621	$1,104,869	$1,060,373

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,783,515	9,770,792	9,849,166
Book value per share	$11.12	$10.98	$10.62

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the three months ended
		March 31,
In thousands of dollars	2007	2006
Interest income
Interest and fees on loans	$14,462	$12,507
Interest on deposits with other banks	-	-
Interest and dividends on investments	2,486	2,305
Total interest income	16,948	14,812
Interest expense
Interest on deposits	7,229	5,119
Interest on borrowed funds	2,154	1,945
Total interest expense	9,383	7,064
Net interest income	7,565	7,748
Provision for loan losses	300	250
Net interest income after provision for loan losses	7,265	7,498
Non-interest income
Investment management and fiduciary income	503	496
Service charges on deposit accounts	659	622
Net securities gains	-	-
Mortgage origination and servicing income	100	84
Other operating income	886	871
Total non-interest income	2,148	2,073
Non-interest expense
Salaries and employee benefits	2,712	2,662
Occupancy expense	379	374
Furniture and equipment expense	474	505
Amortization of identified intangibles	71	71
Other operating expense	1,614	1,822
Total non-interest expense	5,250	5,434
Income before income taxes	4,163	4,137
Applicable income taxes	1,160	1,159
NET INCOME	$3,003	$2,978

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the three months ended
Dollars in thousands,	March 31
except for per share amounts	2007	2006

Summary of Operations
Interest Income	$16,948	$14,812
Interest Expense	9,383	7,064
Net Interest Income	7,565	7,748
Provision for Loan Losses	300	250
Non-Interest Income	2,148	2,073
Non-Interest Expense	5,250	5,434
Net Income	3,003	2,978
Per Common Share Data
Basic Earnings per Share	$0.31	$0.30
Diluted Earnings per Share	0.31	0.30
Cash Dividends Declared	0.165	0.145
Book Value	11.12	10.62
Market Value	15.92	17.59
Financial Ratios
Return on Average Equity (a)	11.25%	11.56%
Return on Average Tangible Equity (a)	15.12%	15.74%
Return on Average Assets (a)	1.10%	1.15%
Average Equity to Average Assets	9.77%	9.92%
Average Tangible Equity to Average Assets	7.27%	7.29%
Net Interest Margin Tax-Equivalent (a)	3.16%	3.46%
Dividend Payout Ratio	53.23%	48.33%
Allowance for Loan Losses/Total Loans	0.77%	0.77%
Non-Performing Loans to Total Loans	0.26%	0.51%
Non-Performing Assets to Total Assets	0.20%	0.38%
Efficiency Ratio	51.16%	52.60%
At Period End
Total Assets	$1,108,621	$1,060,373
Total Loans	846,190	791,315
Total Investment Securities	178,390	187,930
Total Deposits	824,761	750,714
Total Shareholders’ Equity	108,796	104,579
(a) Annualized using a 365-day basis